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                                  Exhibit D-3

Commission Opinions, Orders and Notices
Wisconsin Electric Power Company
Docket No. EC00-45-000

           Order Authorizing Disposition of Jurisdictional Facilities

                            (Issued March 31, 2000)


Before Commissioners: James J. Hoecker, Chairman; William L. Massey, Linda Breathitt, and Curt H (acute)ebert, Jr.


I.   Introduction

     On January 6, 2000, Wisconsin Electric Power Company (WEPCO) filed an application pursuant to Section 203 of the Federal Power Act (FPA), 16 U.S.C.
(S) 824b (1994), for Commission authorization to transfer ownership and operational control of certain jurisdictional transmission facilities to the Wisconsin Transmission Company (Wisconsin Transco). Wisconsin Transco will exercise control over these facilities until control is assumed by the Midwest Independent System Operator (Midwest ISO) [FN1] when the Midwest ISO commences operations in 2001. As discussed below, we will authorize the transfer of jurisdictional facilities as consistent with the public interest.


II.  Background

A.   Description of the Parties

     1.   WEPCO

     WEPCO, a wholly owned subsidiary of Wisconsin Energy Corporation (Wisconsin Energy), is an electric and natural gas public utility operating company that owns electric generation, transmission, and distribution facilities and natural gas distribution facilities in the States of Wisconsin and Michigan. In addition to generating assets, WEPCO owns approximately 2,760 miles of transmission facilities with ratings from 69 to 345 kV. WEPCO transmits and sells electric energy at wholesale subject to the Commission's jurisdiction, and is a member of the Midwest ISO. [FN2] WEPCO also provides retail electric service to customers in Wisconsin and Michigan subject to the jurisdiction of the Public Service Commission of Wisconsin (Wisconsin Commission) and the Michigan Public Service Commission.

     2.   Wisconsin Transco
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     Wisconsin Transco is a transmission company created by Wisconsin law to own and operate the high-voltage transmission system in Wisconsin. The Wisconsin law encourages certain public utility affiliates of holding company systems in Wisconsin to transfer ownership of their transmission assets so that Wisconsin Transco will exclusively provide transmission services in geographic areas formerly served by the utilities. [FN3] However, under the provisions of the Wisconsin law, Wisconsin Transco will be required to transfer operational control of its facilities to the Midwest ISO or a successor organization. In areas where control of transmission facilities is transferred directly to the Midwest ISO, Wisconsin Transco will not have a duty to provide service. The Wisconsin law also prohibits Wisconsin Transco from directly serving retail customers, and further prohibits Wisconsin Transco from bypassing distribution systems.

     B. Description of the Proposed Transaction

     WEPCO requests Commission authorization to transfer its transmission assets to Wisconsin Transco. WEPCO states that these assets comprise the integrated, high-voltage transmission system currently owned and operated by WEPCO. WEPCO further states that: (1) WEPCO will divest its 100 percent equity interest in the WEPCO transmission system through the sale or transfer of these assets to Wisconsin Transco; and (2) Wisconsin Transco will acquire control over, and the entire equity interest in, the WEPCO transmission system.

     *2) Although WEPCO states that it is filing the proposed transaction to meet certain requirements of Wisconsin law, WEPCO notes that many of the specifics of the proposed transaction have not yet been agreed upon by all stakeholders in Wisconsin. Nonetheless, WEPCO requests that the Commission accept the application for filing now, notwithstanding the fact that the application may require supplemental information as the details of the formation of the Wisconsin Transco become more clear.

     WEPCO states that consistent with Wisconsin law, WEPCO agrees that it will not withdraw the application in the event that the Commission conditions its approval of the transfer on conditions consistent with Federal law. WEPCO asks that the Commission provide authorization without a hearing by September 30, 2000, since it has filed a binding commitment with the Wisconsin Commission to transfer its transmission facilities to Wisconsin Transco no later than September 30, 2000.

     C. Applicant's Statement of Public Interest

     WEPCO argues that the proposed transfer of transmission assets is consistent with the public interest and should be approved under Section 203 of the FPA. WEPCO claims that the creation of Wisconsin Transco is consistent with Order No. 2000 [FN4] because it will facilitate greater separation of generation and transmission ownership. WEPCO asserts that as public utilities, Wisconsin Transco and WEPCO will meet all of the Regional Transmission

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Organization (RTO) criteria through membership in the Midwest ISO, which will meet all of the Order No. 2000 requirements. Moreover, WEPCO claims that Wisconsin Transco will not seek to meet the requirements of Order No. 2000, since Wisconsin Transco is obligated under Wisconsin law to transfer operational control of all of its transmission facilities to the Midwest ISO. Therefore, WEPCO argues that the Commission need not approve this filing on the condition that Wisconsin Transco itself comply with Order No. 2000.

     WEPCO also argues that by transferring all of its transmission facilities to a separate corporation, Wisconsin Transco, and by agreeing to take transmission and ancillary services under Wisconsin Transco's open access transmission tariff for the delivery of all power sold by WEPCO to wholesale and retail customers, the proposed transfer surpasses the Commission's requirements under Order Nos. 888 [FN5] and 889. [FN6]

     In addition, WEPCO maintains that the proposed transfer meets the requirements of the Commission's Merger Policy Statement. [FN7] In this regard, WEPCO notes that the proposed transfer will not confer greater market power to Wisconsin Transco than WEPCO already possesses in the relevant geographic market, and that the transaction will not have an adverse effect on rates. Lastly, WEPCO claims that the proposed transfer will not have an adverse affect on state or Federal regulation. In this regard, WEPCO asserts that as the seller of the assets, it will continue to be subject to Commission regulation with respect to all wholesale sales and transmission services provided to its existing customers, and Wisconsin Transco will be a public utility subject to the jurisdiction of the Commission. Furthermore, WEPCO will continue to be subject to the Wisconsin Commission with respect to retail rates it charges either as a provider of electricity or a provider of electric delivery services for unbundled retail electricity sales.


III. Notice of Filing, Interventions, and Protests

*3) Notice of WEPCO's filing was published in the Federal Register, 65 Fed. Reg. 2156 (2000), with comments, protests, and interventions due on or before January 31, 2000.

     On January 21, 2000, Wisconsin Commission filed a notice of intervention, reserving the right to comment on any changes proposed by the applicants. On January 24, 2000, Wisconsin Public Power, Inc. (WPPI) filed a motion to intervene raising no substantive issues.

     On January 27, 2000, Dairyland Power Cooperative (Dairyland) filed a motion to intervene and protest. Dairyland claims that it was denied an opportunity to participate in the development of Wisconsin Transco, and maintains this is contrary to the collaborative process under Order No. 2000. Dairyland asks that the Commission: (1) consolidate this docket with other applications involving the transfer of transmission assets to Wisconsin Transco; (2) delay final action on WEPCO's filing until details on Wisconsin Transco are filed with the Commission; and (3) approve WEPCO's application on the condition that Wisconsin Transco join the Midwest ISO.

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     On January 31, 2000, PG&E Generating Company (PGC) filed a motion to intervene and request for conditions. PGC states that it does not oppose WEPCO's application to transfer transmission assets to Wisconsin Transco, but asks that the Commission approve WEPCO's application on the condition that: (1) Wisconsin Transco join an RTO that operates by December 15, 2001; and (2) pending requests of PGC through its affiliates to interconnect and receive transmission from WEPCO not be adversely affected by the asset transfer.


IV.  Discussion

     A. Procedural Matters

     Under Rule 214 of the Commission's Rules of Practice and Procedure, 18 C.F.R. (S) 385.214 (1998), the timely, unopposed notice of intervention of the Wisconsin Commission and the timely, unopposed motions to intervene of WPPI, Dairyland, PGC serve to make them parties to this proceeding.

     B. Standard of Review Under Section 203

     Section 203(a) of the FPA provides, in relevant part, as follows:

        No public utility shall sell, lease, or otherwise dispose of the whole of its facilities subject to the jurisdiction of the Commission, or any part thereof of a value in excess of $50,000, or by any means whatsoever, directly or indirectly, merge or consolidate such facilities or any part thereof with those of any other person, or purchase, acquire, or take any security of any public utility, without first having secured an order of the Commission authorizing it to do so.

16 U.S.C. (S) 824b(a) (1994).

     In 1996, the Commission issued a Merger Policy Statement updating and clarifying its procedures, criteria, and policies applicable to public utility mergers. [FN8] The Merger Policy Statement provides that the Commission will generally take account of three factors in analyzing proposed mergers: (a) the effect on competition; (b) the effect on rates; and (c) the effect on regulation.

     C. Analysis of the Application

     *4) The Commission has reviewed the application under the criteria discussed in the Commission's Merger Policy Statement. For the reasons discussed below, we find that WEPCO's transfer of its proposed jurisdictional facilities is consistent with

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          the public interest. Accordingly, we will approve the transfer without further investigation.

     D. Effect on Competition, Rates, and Regulation

     While the proposed transfer results in a change of ownership and control of jurisdictional transmission facilities, WEPCO states it does not involve any transfer of generating assets. Therefore, there is no change in the concentration of generation assets. In addition, we agree with WEPCO that the transfer of transmission assets to Wisconsin Transco will result in a separation of transmission from generation assets that exceeds the Commission's functional unbundling requirements. Thus, the transfer to Wisconsin Transco will facilitate greater competition in wholesale power markets. Therefore, we conclude the proposed transfer will have no adverse effect on competition.

     With respect to the effect of the proposed transfer on rates, we note that the rates charged for generation-based ancillary services provided by WEPCO under its open access transmission tariff will remain unchanged. In addition, Wisconsin Transco will be free to purchase ancillary services from other suppliers where such services are cheaper. Therefore, rates for ancillary services will remain the same or decline. WEPCO contends that transmission customer's rights will not be affected by the proposed transfer. WEPCO commits that its "transmission-dependent customers will have the right to remain under their existing grandfathered agreements at the same rates, or at their option, can contract with Wisconsin Transco for unbundled transmission service." Therefore, we conclude that the proposed transfer will not adversely effect the wholesale electric rates charged by WEPCO.

     We agree with WEPCO and are satisfied that the proposed transfer of assets will not adversely affect Federal or state regulation. Wisconsin Transco will remain subject to our jurisdiction. We also note that the proposed transfer is consistent with the Wisconsin law that encourages WEPCO to transfer ownership of its transmission assets to Wisconsin Transco. Therefore, we conclude that the transfer will not impair regulation.

     Dairyland asks that the Commission approve WEPCO's application on the condition that Wisconsin Transco join the Midwest ISO. Dairyland also asks that the Commission delay action on WEPCO's instant filing until further details are filed with the Commission, and that the Commission consolidate this docket with other applications involving the transfer of transmission assets to Wisconsin Transco. Lastly, Dairyland contends that it was denied an opportunity to participate in the development of Wisconsin Transco. PGC asks that the Commission approve WEPCO's application on condition that Wisconsin Transco join an RTO, and that PGC's pending requests to interconnect and receive transmission from WEPCO will not be adversely affected by the asset transfer.

     *5) Although Dairyland requests that we approve WEPCO's application on the condition that Wisconsin Transco join the Midwest ISO, we note that under

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          Wisconsin law, Wisconsin Transco must transfer all of its transmission facilities to the Midwest ISO or a successor organization. In addition, PGC requests that we approve WEPCO's application on the condition that Wisconsin Transco join an RTO. As stated above, we find the application is consistent with the public interest and therefore it is unnecessary to impose any conditions on the approval of the transfer and we will deny Dairyland's and PGC's requests.

     Since we are authorizing WEPCO's proposed transfer of assets without a hearing, we will deny Dairyland's request that we consolidate this docket with other dockets. We also find that WEPCO has provided us with sufficient information to demonstrate that the transfer of jurisdictional facilities is in the public interest. We clarify that we are not here evaluating the instant proposal under the functions and characteristics established in Order No. 2000. Therefore, we will also deny Dairyland's request that we delay authorization of this application.

     Furthermore, we find that Dairyland's contention that it was denied an opportunity to participate in developing Wisconsin Transco is an issue that is beyond the scope of this filing. [FN9] Likewise, PGC's request that we approve WEPCO's application on condition that PGC's interconnection and transmission requests will not be adversely affected is an issue that is beyond the scope of this filing. WEPCO's Section 203 application and our approval of the application affect only the proposed disposition of WEPCO's jurisdictional facilities. [FN10] Consistent with the Commission's criteria, we have found that the proposed transfer of jurisdictional facilities will not have an adverse effect on competition, rates, or impair regulation. Moreover, we find that PGC's concern that WEPCO may not provide it with service is based on conjecture and is premature. If in the future PGC believes that WEPCO has unlawfully denied service, PGC can then file a complaint with the Commission.

     E. Accounting Treatment

     The transfer of transmission facilities to Wisconsin Transco by WEPCO should be accounted for in accordance with Electric Plant Instruction No. 5 and Account 102 of the Uniform System of Accounts. [FN11] Both Wisconsin Transco and WEPCO should file their journal entries to clear Account 102 within six months of the date of the sale. The filing should include detailed journal entries and any narrative statements necessary to explain the proposed accounting.

     The Commission orders:

     (A) The proposed transfer of WEPCO's jurisdictional facilities is hereby approved, as discussed in the body of this order.

     (B) The Commission retains authority under Section 203(b) of the FPA to issue supplemental orders as appropriate.

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     (C)  Both Wisconsin Transco and WEPCO are directed to account for the transaction in accordance with the Uniform System of Accounts and file journal entries to clear Account 102 within six months of the closing date of the transaction.

     *6)
     (D) The foregoing authorization is without prejudice to the authority of this Commission or any other regulatory body with respect to rates, service, accounts, valuation, estimates or determinations of costs, or any other matter whatsoever now pending or which may come before the Commission.

     (E) Nothing in this order shall be construed to imply acquiescence in any estimate or determination of cost or any valuation of property claimed or asserted.

     (F) WEPCO is hereby directed to notify the Commission when the transfer of jurisdictional facilities is completed, within 10 days of the sale.

     FN1 Midwest ISO's public utilities include: Cincinnati Gas & Electric Company, Commonwealth Edison Company, Commonwealth Edison Company of Indiana, Illinois Power Company, PSI Energy, Inc., Wisconsin Electric Power Company, Union Electric Company, Central Illinois Public Service Company, Louisville Gas & Electric Company, and Kentucky Utilities Company.

     FN2 See Midwest Independent Transmission System Operator, Inc., et al., 84 FERC P 61,231, order on reconsideration, 85 FERC P 61,250, order on reh'g, 85 FERC P 61,372 (1998).

     FN3 For purposes of defining the transmission facilities to be transferred to Wisconsin Transco, a transmission facility is defined under the Wisconsin statute to mean a facility that is not a radial facility and is designed to operate above 130 kV. A facility from 50 kV through 130 kV that is not a radial facility is presumed to be a transmission facility unless it is demonstrated to the Wisconsin Commission that the facility is not a transmission facility. Radial facilities or those facilities designed to operate at 50 kV or less are presumed not to be transmission facilities unless the contrary is demonstrated.

     FN4 Regional Transmission Organizations, Order No. 2000, 65 Fed. Reg. 809 (January 6, 2000), FERC Statutes and Regulations P 31,089 (1999), order on reh'g, Order No. 2000-A, 90 FERC P 61,201 (2000).

     FN5 See Promoting Wholesale Competition Through Open Access Non-Discriminatory Transmission Services by Public Utilities; Recovery of Stranded Costs by Public Utilities and Transmitting Utilities, Order No. 888, 61 Fed. Reg. 21,540 (May 10, 1996), FERC Statutes and Regulations, Regulations Preambles January 1991-June 1996 P 31,036 (1996), order on reh'g, Order No. 888-A, 62 Fed. Reg. 12,274 (March 14, 1997), FERC Statutes and Regulations P

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31,048 (1997), order on reh'g, Order No. 888-B, 81 FERC P 61,248 (1997), order on reh'g, Order No. 888-C, 82 FERC P 61,046 (1998).

     FN6 See Open Access Same-Time Information System (Formerly Real-Time Information Networks) and Standards of Conduct, Order No. 889, 61 Fed. Reg. 21,737 (May 10, 1996), FERC Statutes and Regulations, Regulations Preambles January 1991-June 1996 P 31,035 (1996), order on reh'g, Order No. 889-A, 62 Fed. Reg. 12,484 (March 14, 1997), FERC Statutes and Regulations P 31,049 (1997), order on reh'g, Order No. 889-B, 81 FERC P 61,253 (1997).

     FN7 Inquiry Concerning the Commission's Merger Policy Under the Federal Power Act: Policy Statement, Order No. 592, 61 Fed. Reg. 68,595 (1996), FERC Statutes and Regulations, Regulations Preambles January 1991-June 1996 P 31,044
(1996), order on reconsideration, Order No. 592-A, 62 Fed. Reg. 33,341 (1997), 79 FERC P 61,321 (1997) (Merger Policy Statement).

     FN8 Id.

     FN9 WEPCO says that the formation of the Wisconsin Transco is a the first step in the development of an RTO for the region. For that reason, we encourage discussions and negotiations regarding formation of the Wisconsin Transco that are open to all transmission owning utilities in Wisconsin.

     FN10 See, e.g., New England Power Company, et al., 83 FERC P 61,275, at p. 62,148 (1998).

     FN11 Electric Plant Instruction No. 5, Electric Plant Purchased or Sold, and Account 102, Electric Plant Purchased or Sold, 18 C.F.R. Part 101 (1999).

Federal Energy Regulatory Commission

90 FERC P 61,346, 2000 WL 337608 (F.E.R.C.)

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